Exhibit 99.1

Contacts:	FOR RELEASE:
Richard E. Moran Jr.	November 16, 2009
Executive Vice President and Chief Financial Officer
(310) 481-8483
and
Tyler H. Rose
Senior Vice President and Treasurer
(310) 481-8484

KILROY REALTY ANNOUNCES OFFERING OF $150.0

MILLION OF EXCHANGEABLE SENIOR NOTES

LOS ANGELES, CA, November 16, 2009 – Kilroy Realty Corporation (the “Company”) (NYSE: KRC) today announced that its Operating Partnership, Kilroy Realty, L.P. (the “Operating Partnership”), intends to offer, subject to market conditions, $150.0 million aggregate principal amount of exchangeable senior unsecured notes due 2014 (the “notes”) in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The notes will be guaranteed by the Company on a senior unsecured basis. The interest rate, exchange rate and other terms of the notes will be determined by negotiations between the Company, the Operating Partnership and the initial purchasers of the notes. Under certain circumstances, the notes will be exchangeable for cash up to the principal amount and shares of Company common stock with respect to any exchange value above the principal amount. The Operating Partnership will have the right to make an irrevocable election to satisfy its exchange obligations entirely with shares of Company common stock. The Operating Partnership expects to grant to the initial purchasers a 13-day option to purchase up to an additional $22.5 million aggregate principal amount of notes to cover overallotments, if any.

In connection with the offering of the notes, the Operating Partnership expects to enter into capped call transactions with affiliates of certain initial purchasers of the notes (the “option counterparties”). The capped call transactions are expected generally to reduce the potential dilution upon exchange of the notes in the event that the market value per share of Company common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which corresponds to the initial exchange price of the notes and is subject to certain adjustments similar to those contained in the notes. If the initial purchasers exercise their overallotment option to purchase additional notes, the Operating Partnership may enter into additional capped call transactions. In connection with hedging the capped call transactions, the option counterparties or their affiliates expect to enter into various derivative transactions with respect to the Company’s common stock concurrently with or shortly after the pricing of the notes and may from time to time following the pricing of the notes enter into or unwind various derivatives and/or purchase or sell the Company’s common stock in secondary market transactions. These activities could increase (or reduce the size of any decrease in) the price of the Company’s common stock concurrently with or following the pricing of the notes and could also cause or avoid an increase or a decrease in the price of the Company’s common stock during any observation period related to an exchange of notes and during the period prior to the maturity date.

After deducting the initial purchasers’ discounts and commissions, the cost of the capped call transactions and the Company’s estimated expenses, the Operating Partnership intends to use the remainder of the net proceeds from the offering of the notes to repay outstanding long-term debt, including a portion of the borrowings under its revolving credit facility, and for other general corporate purposes.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities, nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Any offers of the securities will be made only by means of a private offering memorandum. The notes and any common stock of the Company issuable upon the exchange of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold absent registration or an applicable exemption from registration requirements.

Some of the information presented in this release is forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-

looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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